NEWS RELEASE

RLI Corp. 9025 N. Lindbergh Dr. | Peoria, IL 61615-1499 Phone: 309-692-1000 | Fax: 309-692-1068 www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby (309) 693-5880 Aaron_Jacoby@rlicorp.com www.rlicorp.com

RLI’s fourth record quarter of 2003 caps historic year

PEORIA, ILLINOIS, January 22, 2004 - RLI Corp. (NYSE: RLI) - RLI Corp. reported fourth quarter net earnings of $0.62 per diluted share ($16.1 million), a 15% per-share improvement over the $0.54 per diluted share ($11.2 million) reported for the same period in 2002. For the year 2003, net earnings finished at $2.76 per share ($71.3 million), rising 58% per share over last year’s $1.75 per-share ($35.9 million) result. The per-share and total dollar postings set fourth quarter and year-end net earnings records.

Quarterly operating earnings of $0.60 per share ($15.6 million) were a 13% per-share improvement from the $0.53 per-share ($11.0 million) result one year ago. Year-end operating earnings rose 22% per share, to $2.27 per share ($58.7 million) versus $1.86 per share ($38.2 million) last year. Both the per-share and total dollar results set historic quarterly and year-end operating earnings records.

At year end, shareholders’ equity reached $554.1 million and book value per share rose to $22.02; both all-time highs. Assets passed the $2 billion level ($2.1 billion) for the first time. RLI stock closed at $37.46 per share, which also set a year-end closing price record.

Underwriters post best results

In the year’s final quarter, RLI earned record quarterly underwriting profits of $11.6 million on a 90.4 net GAAP combined ratio, compared to a profit of $6.0 million on a 94.0 combined ratio last year. For the year, RLI’s underwriting profit stood at a record $37.3 million on a 92.0 combined ratio, versus 2002’s $15.6 million on a 95.6 combined ratio. RLI’s property segment contributed the majority of the year’s gains, with a 63.8 combined ratio. Casualty writings remained in profitable territory, with a combined ratio of 98.4. The surety segment finished with a 114.2 combined ratio.

Consolidated revenue grew during the quarter and for the year due to increased net premiums earned, which improved 21% in the quarter, to $121.9 million, and 33% for the year, to $463.6 million. Gross premiums written likewise rose - by 7% for the quarter, to $184.4 million, and by 5% for the year, to a company record $742.5 million. Casualty gross premiums increased by 15% year to date, while property writings were off 8% and surety off 18%.

“We found 2003’s insurance marketplace to be as expected, with excellent opportunities for profitable writings in property lines and growth potential in casualty writings,” said RLI President & CEO Jonathan E. Michael. “Our strength has always been a flexibility to appropriately channel resources to where we see the best opportunities. This competitive advantage has again generated record results, which translated into gains for our shareholders.

“Our property segment delivered solid results all year long, topping the year with its lowest quarterly loss ratio. Casualty postings were profitable all year, due to the strong rate environment that is likely to persist well into 2004. Surety’s results are marginally better as bonds written recently are performing satisfactorily, but business written prior to 2003 continues to hinder the segment’s results.”

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January 22, 2004 RLI Corp. News Release Page 2 of 5

Debt offering successful

During the quarter, RLI closed a public offering of $100 million principal amount of 5.95% senior notes due 2014. The company has received net proceeds from the offering of approximately $98.9 million which will be used to provide capital for its insurance subsidiaries and general corporate purposes.

“For the second time in 12 months, we’ve been able to raise $100 million in capital, which speaks volumes about the inherent strength of our business model,” said Michael. “We will use these funds to continue to expand in an insurance marketplace that is custom-made for specialty insurers like RLI.”

Investments register solid returns

Quarterly net investment income of $11.4 million was 19% better than last year. The year’s strong cash flow and the proceeds from last year’s equity offering helped year-end net investment income improve by 17%, to $44.2 million. For the year, invested assets grew 33% and brought the portfolio to more than $1.3 billion.

RLI’s consolidated portfolio posted an 8.8% total return for the year. The company’s equity portfolio generated total returns of 11.5% for the fourth quarter and 25.0% for the year. RLI’s bond portfolio finished the year with a 0.7% total return for the quarter, resulting in a total return of 5.2% for the year.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, posted a $1.16 per-share gain for the quarter ($30.2 million). This result was a 15% per-share improvement over the $1.01 per-share ($21.0 million) level from the same period last year. Year-to-date comprehensive earnings finished at $3.78 per share ($97.7 million), a 464% per-share gain over 2002’s $0.67 per share ($13.7 million) result. The per-share and total dollar results for both the quarter and year set records for comprehensive earnings.

As of December 31, 2003, RLI’s investment portfolio contained $149.5 million of cumulative unrealized gains, of which $131.5 million were related to the equity portfolio. Over the past 20 years, the equity portfolio has generated a 13.2% average annual return.

During the quarter, the RLI board of directors declared a cash dividend of $0.11 per share. The dividend was paid on January 15, 2004 to shareholders of record as of December 31, 2003. The 110th consecutive dividend paid by the company, it also represents the 29th straight year of paid and increased dividends declared by the RLI board.

At 3:15 p.m. CDT today, January 22, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at RLI’s website, www.rlicorp.com, or through http://www.firstcallevents.com/service/ajwz395844263gf12.html.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2002.

RLI Corp., through its subsidiary insurance companies, underwrites selected property and casualty insurance products. For additional information, contact RLI Treasurer Aaron Jacoby at (309) 693-5880 or at aaron_jacoby@rlicorp.com.

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January 22, 2004 RLI Corp. News Release Page 3 of 5

RLI CORP. 2003 FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2003	2002	% Change	2003	2002	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$ 121,872	$ 100,638	21.1%	$ 463,597	$ 348,065	33.2%
Net investment income	11,396	9,582	18.9%	44,151	37,640	17.3%
Net realized investment gains (loss) (1)	815	221	268.8%	12,138	(3,552)	—

Consolidated revenue	134,083	110,441	21.4%	519,886	382,153	36.0%
Loss and settlement expenses	72,192	58,659	23.1%	278,990	203,122	37.4%
Policy acquisition costs	30,656	29,784	2.9%	119,281	105,543	13.0%
Other insurance expenses	7,402	6,167	20.0%	27,989	23,792	17.6%
Interest expense on debt	417	498	-16.3%	1,010	1,860	-45.7%
General corporate expenses	1,015	893	13.7%	3,886	3,506	10.8%

Total expenses	111,682	96,001	16.3%	431,156	337,823	27.6%

Equity in earnings of unconsolidated investee	382	830	-54.0%	5,548	4,397	26.2%

Earnings before income taxes	22,783	15,270	49.2%	94,278	48,727	93.5%
Income tax expense (1)	6,689	4,115	62.6%	22,987	12,876	78.5%

Net Earnings	$ 16,094	$ 11,155	44.3%	$ 71,291	$ 35,851	98.9%

Other comprehensive earnings (loss), net of tax	14,085	9,855	42.9%	26,402	(22,178)	—

Comprehensive earnings	$ 30,179	$ 21,010	43.6%	$ 97,693	$ 13,673	614.5%

Operating Earnings:(2)

Net Earnings	$ 16,094	$ 11,155	44.3%	$ 71,291	$ 35,851	98.9%

Less: Realized investment gains (loss), net of tax	530	144	268.8%	5,665	(2,309)	—
Realized gain on sale of insurance shell (1)	0	0	—	3,422	0	—
Tax benefit on sale of insurance shell (1)	(53)	0	—	3,469	0	—

Operating earnings	$ 15,617	$ 11,011	41.8%	$ 58,735	$ 38,160	53.9%

Return on Equity:
Net earnings (trailing four quarters)				14.1%	10.0%

Comprehensive earnings (trailing four quarters)				19.4%	3.8%

Per Share Data

Diluted:
Weighted average shares outstanding (in 000's)	26,006	20,767		25,846	20,512

EPS from operations (2)	$ 0.60	$ 0.53	13.2%	$ 2.27	$ 1.86	22.0%
Realized gains (loss), net of tax (1)	0.02	0.01	100.0%	0.49	(0.11)	—

Net earnings per share	$ 0.62	$ 0.54	14.8%	$ 2.76	$ 1.75	57.7%

Comprehensive earnings per share	$ 1.16	$ 1.01	14.9%	$ 3.78	$ 0.67	464.2%

Cash dividends per share	$ 0.11	$ 0.090	22.2%	$ 0.40	$ 0.345	15.9%

(1)	The sale of an insurance company shell during the third quarter resulted in non-operating gain of $6.9 million($0.27 per share), inclusive of a $3.4 million realized gain and a relating tax benefit on the sale of $3.5 million.
(2)	Operating earnings and EPS from operations consist of our net earnings reduced by after-tax realized investment gains/losses. This measure is useful in gauging our core operating performance across reporting periods, but may not be comparable to the definition of operating earnings used by all companies.

January 22, 2004 RLI Corp. News Release Page 4 of 5

RLI CORP. 2003 FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2003	2002	% Change	2003	2002	% Change
Total Gross Sales
Gross premiums written	$ 184,440	172,638	6.8%	$ 742,477	707,453	5.0%
Net investment income	11,396	9,582	18.9%	44,151	37,640	17.3%
Net realized investment gains (loss)	815	221	268.8%	12,138	(3,552)	—

Total	$ 196,651	$ 182,441	7.8%	$ 798,766	$ 741,541	7.7%

Net Cash Flow from Operations	$ 41,191	$ 41,128	0.2%	$ 191,019	$ 161,971	17.9%

	December 31, 2003	December 31, 2002	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income and short-term investments	$ 1,057,339	$ 772,685	36.8%
(amortized cost - $1,038,855 at 12/31/03)
(amortized cost - $753,458 at 12/31/02)
Equity securities	276,021	227,342	21.4%
(cost - $144,550 at 12/31/03)
(cost - $136,282 at 12/31/02)
Total investments	1,333,360	1,000,027	33.3%

Premiums and reinsurance balances receivable	152,860	122,258	25.0%
Ceded unearned premiums	101,748	95,406	6.6%
Reinsurance recoverable on unpaid losses	372,048	340,886	9.1%
Deferred acquisition costs	63,737	60,102	6.0%
Property and equipment	18,616	17,757	4.8%
Investment in unconsolidated investee	30,683	25,261	21.5%
Goodwill	26,214	27,882	-6.0%
Other assets	35,098	29,748	18.0%

Total assets	$ 2,134,364	$ 1,719,327	24.1%

Unpaid losses and settlement expenses	903,441	732,838	23.3%
Unearned premiums	367,642	350,803	4.8%
Reinsurance balances payable	92,382	78,231	18.1%
Short-term debt	47,560	54,356	-12.5%
Long-term debt - bonds payable	100,000	0	—
Income taxes - deferred	38,818	26,022	49.2%
Other liabilities	30,387	20,522	48.1%

Total liabilities	1,580,230	1,262,772	25.1%
Shareholders' equity	554,134	456,555	21.4%

Total liabilities & shareholders' equity	$ 2,134,364	$ 1,719,327	24.1%

Common shares outstanding (in 000's)	25,165	24,681

Book Value per share	$ 22.02	$ 18.50	19.0%
Closing stock price per share	$ 37.46	$ 27.90	34.3%

Statutory Surplus	$ 546,586	$ 401,269	36.2%

January 22, 2004 RLI Corp. News Release Page 5 of 5

RLI CORP. 2003 FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

UNDERWRITING SEGMENT DATA (in thousands)

	Property	GAAP Ratios	Surety	GAAP Ratios	Casualty	GAAP Ratios	Total	GAAP Ratios
Three Months Ended December 31,
2003
Gross premium written	$ 44,421		$11,114		$ 128,905		$ 184,440
Net premium written	22,954		9,728		91,410		124,092
Net premium earned	25,590		11,005		85,277		121,872
Net loss & settlement expenses	4,830	18.9%	5,860	53.2%	61,502	72.1%	72,192	59.2%
Net operating expenses	8,667	33.9%	7,174	65.2%	22,217	26.1%	38,058	31.2%

Underwriting income(loss)	$ 12,093	52.8%	$ (2,029)	118.4%	$ 1,558	98.2%	$ 11,622	90.4%

2002
Gross premium written	$ 49,940		$13,322		$ 109,376		$ 172,638
Net premium written	24,995		11,247		73,935		110,177
Net premium earned	24,673		13,270		62,695		100,638
Net loss & settlement expenses	4,930	20.0%	8,879	66.9%	44,850	71.5%	58,659	58.3%
Net operating expenses	9,257	37.5%	8,972	67.6%	17,722	28.3%	35,951	35.7%

Underwriting income(loss)	$ 10,486	57.5%	$ (4,581)	134.5%	$ 123	99.8%	$ 6,028	94.0%

UNDERWRITING SEGMENT DATA
(in thousands)

	Property	GAAP Ratios	Surety	GAAP Ratios	Casualty	GAAP Ratios	Total	GAAP Ratios

Twelve Months Ended December 31,
2003
Gross premium written	$ 193,359		$51,426		$ 497,692		$ 742,477
Net premium written	103,508		43,704		326,882		474,094
Net premium earned	107,678		46,371		309,548		463,597
Net loss & settlement expenses	32,422	30.1%	23,277	50.2%	223,291	72.1%	278,990	60.2%
Net operating expenses	36,297	33.7%	29,684	64.0%	81,289	26.3%	147,270	31.8%

Underwriting income(loss)	$ 38,959	63.8%	$ (6,590)	114.2%	$ 4,968	98.4%	$ 37,337	92.0%

2002
Gross premium written	$ 210,310		$63,068		$ 434,075		$ 707,453
Net premium written	103,445		55,160		255,033		413,638
Net premium earned	89,228		50,724		208,113		348,065
Net loss & settlement expenses	30,230	33.9%	25,601	50.5%	147,291	70.8%	203,122	58.4%
Net operating expenses	34,526	38.7%	33,219	65.5%	61,590	29.6%	129,335	37.2%

Underwriting income(loss)	$ 24,472	72.6%	$ (8,096)	116.0%	$ (768)	100.4%	$ 15,608	95.6%